Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-233857, 333-153409, 333-140272, 333-140198) and in the related Prospectuses and in the Registration Statements (Forms S-8 Nos. 333-237065, 333-231402, 333-224759, 333-216114, 333-209593, 333-205207, 333-195608, 333-186821, 333-179833, 333-178027, 333-172477, 333-150789, 333-142679, 333-140197 and 333-130340) of SunPower Corporation of our reports dated February 19, 2021, with respect to the consolidated financial statements of SunPower Corporation and the effectiveness of internal control over financial reporting of SunPower Corporation included in this Annual Report (Form 10-K) for the year ended January 3, 2021.

/s/ Ernst & Young LLP

San Jose, California
February 19, 2021